FIRST AMENDMENT TO OPERATING AGREEMENT

OF

FLANIGAN FAMILY STOCK HOLDINGS, LLC

THIS FIRST AMENDMENT TO OPERATING AGREEMENT (this “Amendment”) of Flanigan Family Stock Holdings, LLC, a Florida limited liability company (the “Company”), is hereby entered into by and among the undersigned members (the “Members”) of the Company, and James G. Flanigan as manager (the “Manager”) as of August 31, 2020.

RECITALS

WHEREAS, the Company was organized as a Florida limited liability company on October 18, 2017;

WHEREAS, on August 31, 2020 the Members and the Manager entered into an Operating Agreement of the Company (the “Operating Agreement”). Capitalized terms that are used but not defined herein shall have the meanings set forth in the Operating Agreement;

WHEREAS, the undersigned Members own 100% of the Membership Interests of the Company; and

WHEREAS, the Members and the Manager agree and acknowledge that the original Schedule A to the Operating Agreement was incorrect and have approved this Amendment to correct such Schedule A in accordance with the requirements of the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to the following.

1.       Amendment to Operating Agreement. Schedule A to the Operating Agreement is hereby amended and restated in its entirety as follows:

1

SCHEDULE A

Members of

Flanigan Family Stock Holdings, LLC

Members	Initially Contributed Shares of Stock of F lanigan’s Enterprises, Inc.	Class of Membership Interests	LLC Membership Interests Received in Exchange
Class A Members:
James G. Flanigan 8330 N.W 159th Terrace Miami Lakes, FL 33024	268,286	Class A	36.2%
James G. Flanigan, Trustee of The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001 8330 N.W 159th Terrace Miami Lakes, FL 33024	13,700	Class A	1.8%
Michael B. Flanigan 601 Overlook Drive Stuart, FL 34994	155,022	Class A	20.9%
Michael B. Flanigan, Trustee of The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001 601 Overlook Drive Stuart, FL 34994	10,200	Class A	1.4%
Michael B. Flanigan, Trustee of The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004 601 Overlook Drive Stuart, FL 34994	3,500	Class A	0.5%
Patrick J. Flanigan, Trustee of The Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001 722 N.W. Sunset Drive Stuart, FL 34994	13,700	Class A	1.8%
Margaret F. Fraser 6242 Camanito del Oeste San Diego, CA 92111	138,694	Class A	18.7%
Class B Member:
Patrick J. Flanigan 722 N.W. Sunset Drive Stuart, FL 34994	138,694	Class B	18.7%
TOTAL	741,796		100.00%

2

2.       Effect of Amendment. The Operating Agreement is hereby, and shall henceforth be deemed to be, amended, modified and supplemented in accordance with the provisions of this Amendment.

3.       Miscellaneous.

(a)       Governing Law. This Amendment and the rights of the parties hereunder shall be governed by, and interpreted in accordance with, the laws of the Florida, without regard to its principles of conflicts of laws.

(b)       Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by facsimile) to the other parties hereto.

(c)       Entire Understanding. The Operating Agreement, as amended by this Amendment, contains the entire understanding between and among the parties hereto and supersedes any prior understandings and agreements between and among them exclusively respecting the subject matter of this Amendment.

(d)       Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Operating Agreement as previously executed shall remain in full force and effect and are hereby ratified and confirmed in all respects.

[Signatures on the following page]

3

IN WITNESS WHEREOF, the undersigned, constituting all of the Members and the Manager of the Company, intending to be legally bound, have caused this Amendment to be duly executed and delivered as of the date first set forth above.

MANAGER:

/s/ James G. Flanigan

James G. Flanigan

CLASS A MEMBERS:
/s/ James G. Flanigan James G. Flanigan	The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001 By: /s/ James G. Flanigan James G. Flanigan, Trustee
/s/ Margaret F. Fraser Margaret F. Fraser	The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004 By: /s/ Michael B. Flanigan Michael B. Flanigan, Trustee
/s/ Michael B. Flanigan Michael B. Flanigan	The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001 By: /s/ Michael B. Flanigan Michael B. Flanigan, Trustee
The Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001 By: _/s/ Patrick J. Flanigan Patrick J. Flanigan, Trustee

CLASS B MEMBER:

/s/ Patrick J. Flanigan

Patrick J. Flanigan

4

OPERATING AGREEMENT
of
FLANIGAN FAMILY STOCK HOLDINGS, LLC
(A Florida Limited Liability Company)

THIS OPERATING AGREEMENT OF FLANIGAN FAMILY STOCK HOLDINGS, LLC, a Florida limited liability company (this “Operating Agreement”), is hereby entered into as of August 31, 2020 by and among James G. Flanigan; Margaret F. Fraser; Michael B. Flanigan; Patrick J. Flanigan, as Trustee of the Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001; Michael B. Flanigan, as Trustee of The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001; James G. Flanigan, as Trustee of The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001; Michael B. Flanigan, as Trustee of The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004; (collectively, the “Class A Members”); Patrick J. Flanigan (the “Class B Member”); and James G. Flanigan, as the initial manager (the “Initial Manager”). Each of the Class A Members, and the Class B Member are sometimes individually referred to as a “Member”, and collectively, as the “Members”.

RECITAL

WHEREAS, the Members and the Manager (as defined below) desire to form FLANIGAN FAMILY STOCK HOLDINGS, LLC, a limited liability company (the “Company”), under the Florida Revised Limited Liability Company Act for the purposes set forth herein, and, accordingly, desire to enter into this Operating Agreement in order to set forth the terms and conditions of the business and affairs of the Company and to determine the rights and obligations of the Members and the Manager.

NOW, THEREFORE, the Members, intending to be legally bound by this Operating Agreement, hereby agree that the limited liability company operating agreement of the Company shall be as follows:

ARTICLE I
DEFINITIONS

When used in this Operating Agreement, the following terms shall have the meanings set forth below.

1.1       “Act” shall mean the Florida Revised Limited Liability Company Act, as amended from time to time, Chapter 605, Florida Statutes (or the corresponding provision(s) of any succeeding law).

1.2       “Additional Attributed Stock” shall mean any and all shares of Stock attributed to a Member as such Member's pro rata portion of Stock which is acquired by the Company.

1.3       “Additional Contributed Stock” shall mean any and all shares of Stock contributed by a Member to the Company in addition to such Member's respective Initially contributed Stock, except for any shares of Stock contributed to the Company through a purchase by such Member in connection with a Class B Member Sale.

1.4       “Adjusted Contributed Stock” shall mean with respect to each of the Members, the number of shares of Stock equal to the amount of Initially Contributed Stock for such Member, as adjusted by such Member's:

1.       Pro Rata Share of Stock Sold;

2.       Additional Attributed Stock;

3.       Additional Contributed Stock; and

4.       any effect of a Class B Member Sale, as applicable.

By way of examples:

(A)       if a Member had 100 shares of Initially Contributed Stock out of a total of 1,000 shares of Initially Contributed Stock contributed by ail of the Members collectively, and on a certain date (i) the Company had sold a total of 500 shares of Stock through Company Gross Sales of Stock; (ii) the Company had acquired a total of 1,000 shares of Stock through Company Acquisition of Stock; (iii) such Member had contributed 25 shares of Additional Contributed Stock to the Company; and (iv) there had been no Class B Member Sales, such Member's Adjusted Contributed Stock would be 175, i.e., 100 -50 + 100 + 25 = 175;

(B)       if a Member had 100 shares of Initially Contributed Stock out of a total of 1,000 shares of Initially Contributed Stock contributed by all of the Members collectively, and on a certain date (i) the Company had not sold any shares of Stock through Company Gross Sales of Stock; (ii) the Company had acquired a total of 500 shares of Stock through Company Acquisition of Stock; (iii) such Member had not contributed any shares of Additional Contributed Stock to the Company; and (iv) such Member had then acquired 25 shares of Stock through a Class B Member Sale, such Member's Adjusted Contributed Stock would be 175, i.e., 100 + 50 + 25 = 175; or

(C)       if a Member had 100 shares of Initially Contributed Stock out of a total of 1,000 shares of Initially Contributed Stock contributed by all of the Members collectively, and on a certain date (after a Jimmy Manager Transition Event) (i) the Company had sold a total of 100 shares of Stock through Company Gross Sales of Stock; (ii) the Company had acquired a total of 1,500 shares of Stock through Company Acquisition of Stock; (iii) such Member had not contributed any shares of Additional Contributed Stock to the Company; and (iv) such Member had then acquired 100 shares of Stock through a Class B Member Sale, such Member's Adjusted Contributed Stock would be 340, i.e., 100 - 10 + 150 + 100 = 340.

1.5       “Appointed Board of Managers” shall mean a group of up to four (4) individuals to collectively act as the Manager of the Company after a Jimmy Manager Transition Event, or at any time when there is no Manager, initially being comprised of an individual selected by the Appointed Representative of the Family Group of James G. Flanigan, together with the survivors of Patrick J. Flanigan; Michael B. Flanigan; and Margaret F. Fraser (collectively, “Jimmy's Siblings”). If, however, at any time (i) the individual selected by the Appointed Representative of the Family Group of James G. Flanigan; or (ii) one or more of Jimmy's Siblings, is deceased, unwilling, or unable to serve on the Appointed Board of Managers, an individual may be selected to serve on the Appointed Board of Managers by the Appointed Representative of the Family Group which does not have representation on the Appointed Board of Managers in accordance with the provisions of this Operating Agreement. Each Family Group (through its Appointed Representative or his or her designee) may remove and replace its selected individual on the Appointed Board of Managers at any time. Additionally, each Family Group (through its Appointed Representative or his or her designee) may select an individual to represent it on the Appointed Board of Managers at any time when it does not have representation on the Appointed Board of Managers. Notwithstanding the foregoing, a Family Group shall not be eligible to appoint a representative to the Appointed Board of Managers if the Family Group Adjusted Contributed Stock owned by such Family Group falls below sixty-six point six percent (66.6%) of the Family Group Initially Contributed Stock contributed by such. Family Group. While the Appointed Board of Managers is serving as the Manager for the Company, whenever the Manager's consent is required to take an action on behalf of the Company, or otherwise by a provision of this Operating Agreement, such consent shall require the affirmative vote of a majority of the individuals then serving on the Appointed Board of Managers. The failure of a majority of the individuals to vote in favor of a specific action, approval, etc., shall be considered the same as a vote against whatever action, approval, etc., is being contemplated.

1.6        “Appointed Representative” shall mean the individual selected to act on behalf of a Family Group, by the First Generation Children of a respective Family Group, or if there are no First Generation Children within a respective Family Group, by a vote of the adult Lineal Descendants of a respective Family Group, from time to time, to make all decisions hereunder on behalf of the respective Family Group. Individuals shall be selected to serve as an Appointed Representative, in accordance with the provisions of this Operating Agreement. To be eligible to serve as the Appointed Representative on behalf of a Family Group, an individual must be over 18 years of age and be a part of the Family Group which he or she would represent. If more than one individual desires to become an Appointed Representative on behalf of a Family Group, the individual receiving the largest amount of votes cast by each of the First Generation Children, or Lineal Descendants, as the case may be (based on Membership Interests beneficially owned) shall be selected as the Appointed Representative.

1.7        “Class A Member(s)” shall have the meaning given to it in the Preamble to this Operating Agreement.

1.8         “Class B Member” shall have the meaning given to it in the Preamble to this Operating Agreement.

1.9         “Class B Member Sale” shall have the meaning given to it in Section 7.2(a) of this Operating Agreement.

1.10       “Class B Member Sale Trigger Notice” shall have the meaning given to it in Section 7.2(a) of this Operating Agreement.

1.11        “Class B Member Sale Stock” shall have the meaning given to it in Section 7.2(a) of this Operating Agreement.

1.12        “Class B Stock 20 Day VWAP” shall have the meaning given to it in Section 7.2(a) of this Operating Agreement.

1.13        “Class B Stock Offer Election Notice” shall have the meaning given to it in Section 7.2(b) of this Operating Agreement.

1.14        “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time (or any corresponding provision or provisions of succeeding law).

1.15        “Company” means Flanigan Family Stock Holdings, LLC, a Florida limited liability company.

1.16        “Company Acquisition(s) of Stock” shall mean any and all acquisitions of Stock by the Company, when and if consummated by the Manager in his or its capacity pursuant to Section 4.1(b) of this Operating Agreement, or otherwise through Stock dividends, splits, or similar occurrences.

1.17        “Company Gross Sale(s) of Stock” shall mean any and all sales of Stock by the Company, when and if consummated by the Manager in his or its capacity pursuant to Section 4.1(b) of this Operating Agreement, except for any Class B Member Sale, or Member Requested Sale.

1.18        “Effective Date” shall have the meaning given to it in Section 2.2 of this Operating Agreement.

1.19        “Family Group” shall mean the following groups of individuals set forth in the chart below, as the context requires:

Family Group	Members
Family Group of James G. Flanigan	James G. Flanigan, until his death; First Generation Children of James G. Flanigan; and Lineal Descendants of James G. Flanigan
Family Group of Patrick J. Flanigan	Patrick J. Flanigan, until his death; First Generation Children of Patrick J. Flanigan; and Lineal Descendants of Patrick J. Flanigan
Family Group of Michael B. Flanigan	Michael B. Flanigan, until his death; First Generation Children of Michael B. Flanigan ; and Lineal Descendants of Michael B. Flanigan
Family Group of Margaret F. Fraser	Margaret F. Fraser, until his death; First Generation Children of Margaret F. Fraser; and Lineal Descendants of Margaret F. Fraser

1.20 “Family Group Adjusted Contributed Stock” shall mean with respect to each Family Group, the aggregate number of shares of Initially Contributed Stock which was beneficially owned and contributed all Members affiliated with such Family Group, as adjusted by such Members’ (i) Pro Rata Share of Stock Sold; (ii) Additional Attributed Stock; (iii) Additional Contributed Stock; and (iv) any effect of a Class B Member Sale, as applicable.

1.21        “Family Group Initially Contributed Stock” shall mean with respect to each Family Group, the aggregate number of shares of Initially Contributed Stock which were beneficially owned and contributed all Members affiliated with such Family Group.

1.22       “First Class B Stock Offer” shall have the meaning given to it in Section 7.2(b) of this Operating Agreement.

1.23        “First Generation Children” shall refer to the respective groups of Persons comprising all of the surviving children of each of (i) James G. Flanigan; (ii) Patrick J. Flanigan; (iii) Michael B. Flanigan; and (iv) Margaret F. Fraser.

1.24        “First Member Requested Stock Offer” shall have the meaning given to it in Section 7.3(b) of this Operating Agreement.

1.25        “Indemnified Party” shall have the meaning given to it in Section 12.2 of this Operating Agreement.

1.26        “Initial Manager” shall have the meaning given to it in the Preamble to this Operating Agreement,

1.27        “Initially Contributed Stock” shall mean with respect to each Member, that number of shares of Stock set forth opposite his/her/its name in Schedule A attached hereto.

1.28        “Jimmy Manager Transition Event” shall have the meaning given to it in Section 4.1(a) of this Operating Agreement.

1.29        “Jimmy's Siblings” shall have the meaning given to it in Section 1.5 of this Operating Agreement.

1.30       “Lineal Descendants” shall refer to the respective groups of Persons comprising all of the surviving lineal descendants, aside from those Persons comprising the First Generation Children, of each of (i) James G. Flanigan; (ii) Patrick J. Flanigan; (iii) Michael B. Flanigan; and (iv) Margaret F. Fraser.

1.31        “Manager” shall have the meaning given to it in Section 4.1(a) of this Operating Agreement.

1.32        “Member(s)” shall have the meaning set forth in the Preamble to this Operating Agreement, including the assignee(s) or transferee(s) of the Member(s) pursuant to this Operating Agreement.

1.33       “Membership Interest(s)” or “Interest” shall mean with respect to each of the Members, such Member's percentage interest in the Company, initially set forth opposite his/her/its name in Schedule A, and subsequently calculated as the amount of such Member's Adjusted Contributed Stock divided by the Total Company Stock Holding, reflected as a percentage, and the appurtenant rights, powers and privileges of such Member(s) with respect to the Company.

1.34       “Member Requested Sale” shall have the meaning given to it in Section 7.3(a) of this Operating Agreement.

1.35        “Member Requested Sale Trigger Notice” shall have the meaning given to it in Section 7.3(a) of this Operating Agreement.

1.36        “Member Requested Sale Stock” shall have the meaning given to it in Section 7.3(a) of this Operating Agreement.

1.37        “Member Requested Stock 20 Day VWAP” shall have the meaning given to it in Section 7.3(a) of this Operating Agreement.

1.38        “Member Requested Stock Offer Election Notice” shall have the meaning given to it in Section 7.3(b) of this Operating Agreement.

1.39        “Net Cash” means the gross cash which the Company has “on-hand”, less amounts used to pay expenses or establish reserves for all Company expenses, as determined by the Manager in its sole discretion.

1.40        “Operating Agreement” shall have the meaning given to it in the Preamble.

1.41        “Person” shall mean any individual, partnership, firm, corporation, limited liability company, joint-stock company, trust or other entity.

1.42        “Pro Rata Share of Stock Sold” shall mean each Member's respective pro rata share of Stock sold in a Company Gross Sale of Stock, calculated as the product of multiplying such Member's then current Membership Interest by the total number of shares of Stock sold in such Company Gross Sale of Stock.

1.43        “Requesting Member” shall have the meaning given to it in Section 7.3(a) of this Operating Agreement.

1.44        “Stock” shall have the meaning given to it in Section 3.1 of this Operating Agreement.

1.45        “Subsequent Class B Stock Offer” shall have the meaning given to it in Section 7.2(b) of this Operating Agreement.

1.46        “Subsequent Member Requested Stock Offer” shall have the meaning given to it in Section 7.3(b) of this Operating Agreement.

1.47        “Tax Matters Partner” shall have the meaning given to it in Section 8.3 of this Operating Agreement.

1.48        “Termination” shall have the meaning given to it in Section 2.7 of this Operating Agreement.

1.49        “Total Company Stock Holding” shall mean the total amount of Stock held by the Company at any given time.

1.50        “Transfer” and/or “Transferred” shall have the meaning given to it in Section 6.1(a) of this Operating Agreement.

1.51        All other defined terms shall have the meaning given to them within this Operating Agreement.

ARTICLE II

FORMATION AND BASIC TERMS

2.1       Organization. The Members hereby organize the Company as a manager-managed Florida limited liability company pursuant to the provisions of the Act.

2.2       Effective Date. The Company shall come into being on the date the Articles of Organization of the Company are filed with the Florida Department of State (the “Effective Date”).

2.3       Principal Place of Business. The principal place of business of the Company shall be at 5059 N.E. 18th Avenue, Fort Lauderdale, Florida 33334. The Manager may change the location of the Company's principal place of business at any time and may from time to time establish additional or alternative offices.

2.4       Operating Agreement: Invalid Provisions. The Members, by executing this Operating Agreement, hereby agree to the terms and conditions of this Operating Agreement, as they may from time to time be amended. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be deemed to be amended to the least extent necessary in order to make this Operating Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to validate any provision of this Operating Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.

2.5       Qualification in Other Jurisdictions. The Manager shall have the authority to cause the Company to be qualified, formed or registered under the assumed or fictitious name statutes, foreign qualification statutes or similar laws in any jurisdiction in which the Company transacts business in which the Manager deems such qualification, formation or registration to be necessary or desirable.

2.6       Entity Declaration. The Company shall not be a general partnership, a limited partnership or a joint venture, and no Member shall be considered a partner or joint venturer of or with any other Member for any purposes other than for Federal and state income tax purposes, and this Operating Agreement shall not be construed otherwise.

2.7       Term and Termination. The Company shall commence its existence on the date hereof and shall have perpetual existence, unless it is sooner terminated (the “Termination”) by (i) the Manager; or (ii) if there is no Manager (as a direct result of there being no Appointed Board of Managers, for the sole reason that there are no individuals remaining in any Family Group), then by the holders of a majority of Membership Interests; unless the Company has previously been dissolved in accordance with Article X, below. The Termination shall trigger a liquidation of the Company's assets in accordance with Section 10.2, below.

ARTICLE III

PURPOSE: NATURE OF BUSINESS

3.1       Purpose: Nature of Business. The purposes of the Company are: (a) to own, hold, vote, distribute the benefits from, and/or directly or indirectly sell, assign, transfer, pledge, hypothecate, encumber, or otherwise dispose of, certain shares of common stock in Flanigan's Enterprises, Inc., contributed by the Members to the Company (the “Stock”), in accordance with the terms of this Operating Agreement; and (b) to do any and all other acts or things that may be incidental or necessary to carry on the business of the Company as described in clauses (a) and (b). The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 3.1.

3.2       Powers. The Company shall have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in Section 3.1 above.

ARTICLE IV
MANAGEMENT

4.1       Manager.

(a)       Except as otherwise provided in this Operating Agreement, the business and affairs of the Company shall be managed solely by a Manager (the “Manager”). The Initial Manager shall initially serve as the Manager and shall remain as the Manager until such time as the Initial Manager resigns, becomes disabled, or is deceased (any of the foregoing, a “Jimmy Manager Transition Event”). After a Jimmy Manager Transition Event, the Appointed Board of Managers shall serve as the Manager of the Company.

(b)       The Manager is hereby authorized to take any action of any kind and to do anything and everything it deems necessary or appropriate to carry out the purposes and powers of the Company in accordance with the provisions of this Operating Agreement and applicable law. Except as otherwise provided in this Operating Agreement, all Company actions, decisions, consents, approvals, determinations and elections required or permitted to be made by the Manager pursuant to this Operating Agreement or applicable law shall be made solely by the Manager. The Manager shall make all decisions effecting the business of the Company and shall have, without limitation, all rights and powers of a manager provided by the Act and all actions, decisions, consents, approvals, determinations and elections made or taken by the Manager shall be binding upon the Company and the Members.

(c)       Notwithstanding any provision of this Operating Agreement to the contrary, the Manager shall have the power and authority to delegate its rights and powers to manage and control the business and affairs of the Company, to one or more other Persons (including any agent and/or employee of the Company or affiliate of the Manager), including delegation by management agreement, employment agreement or other arrangement. The Manager shall have the sole power and authority to bind the Company, except to the extent that the Manager otherwise expressly delegates such power to any other Person or Persons (whether pursuant to a general or specific grant of power) in accordance with this Operating Agreement. All grants of authority delegated by the Manager to any other Person may be modified or rescinded in the sole discretion of the Manager; provided, however, that any rescission of delegated authority by the Manager shall not affect any action taken by the delegate prior to the date of the rescission.

ARTICLE V

MEMBERS, CONTRIBUTED STOCK AND CAPITAL ACCOUNTS

5.1       Members and Initially Contributed Stock. The name, address and amount of the Initially Contributed Stock of the Members shall be set forth on Schedule A attached hereto.

5.2       Additional Contributed Stock. The Members shall have no obligation to contribute additional Stock to the Company.

5.3       Capital Accounts. A separate capital account, reflecting the value of the Adjusted Contributed Stock for each Member, shall be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

ARTICLE VI

TRANSFERS OF MEMBERSHIP INTEREST

6.1       Restrictions on Transfers. Except as otherwise permitted by this Operating Agreement, Membership Interests may not be Transferred (as defined below) without the consent of the Manager in writing, such consent to be given or withheld in the Manager's sole discretion.

(a)       For purposes of this Operating Agreement, the term “Transfer” or “Transferred” shall mean the direct or indirect sale, assignment, transfer, pledge, hypothecation, encumbrance, or other disposition, by operation of law or otherwise, of Membership Interests.

(b)       Any Transfer not in accord with this Article VI shall be void ab initio.

6.2       Involuntary Transfer. Subject to Section 6.3 of this Agreement, the Company shall have an option to purchase for $100, the Interest of any Person who becomes a holder of any Membership Interest by virtue of any judicial process, attachment, bankruptcy, receivership, execution, judicial sale, or by operation of law, whenever it may request.

6.3       Trust or Estate Transfer. A Membership Interest held by a trust or an estate may Transfer the Membership Interest to a beneficiary of the trust or estate, provided that the beneficiary becomes a party to and for all purposes becomes subject to this Operating Agreement.

ARTICLE VII

DISTRIBUTIONS AND ALLOCATIONS

7.1       General Distributions and Allocations. With the exception of any proceeds from a Class B Member Sale, a Member Requested Sale, which shall be distributed in accordance with Sections 7.2(c) or 7.3(c), respectively, all Net Cash, if any, or any other assets, shall be distributed to the Members in such amounts and at such times as the Manager determines in the Manager's sole discretion, pro rata in accordance with their respective Membership Interests in the Company at the time such distribution is made. For the avoidance of doubt, it is acknowledged that the intent of this provision is for cash amounts, if any, to be, distributed and not reinvested. All items of income, gain, loss, deduction and credit shall be allocated to the Members pro rata in accordance with their respective Membership Interests in the Company.

7.2       Class B Member Sale.

(a)       Upon the terms and subject to the conditions of this Operating Agreement, at any time and from time to time, the Class B Member shall have the right to cause the Manager to sell up to 6,934 shares of the Stock, as adjusted for stock dividends, stock splits, and the like, per calendar year (each a “Class B Member Sale”), provided, however, that all aspects of any Class B Member Sale must be conducted fully in accordance with this Operating Agreement and applicable law, including but not limited to federal and state securities laws, and the policy of Flanigan's Enterprises, Inc. A Class B Member Sale shall be triggered by the Class B Member delivering written notice to the Manager setting forth the number of shares to be sold by the Company (the “Class B Member Sale Trigger Notice”). The gross sales price of each share of the Stock which is the subject of the Class B Member Sale (the “Class B Member Sale Stock”) and sold to a Class A Member, shall be equal to the volume weighted average price for shares of common stock in Flanigan's Enterprises, Inc., for the twenty (20) trading days immediately preceding the Manager's receipt of the Class B Member Sale Trigger Notice (the “Class B Stock 20 Day VWAP”). Notwithstanding anything contained herein, the right of the Class B Member to cause to occur a Class B Member Sale shall terminate upon the earlier to occur of the (i) death of Patrick J. Flanigan; or (ii) Class B amount of Adjusted Contributed Stock being reduced to zero.

(b)       The Class B Member Sale Stock shall first be offered at the Class B Stock 20 Day VWAP pro rata by Membership Interest to Class A Members in writing, provided that such Class A Members remain Members at such time (the “First Class B Stock Offer”). Each of the Class A Members shall have five (5) business days from their respective receipt of the First Class B Stock Offer to deliver written notice to the Manager of their election to purchase their pro rata share, by Membership Interest (but no less than their pro rata share, by Membership Interest) of the Class B Member Sale Stock offered pursuant to the First Class B Stock Offer (each a “Class B Stock Offer Election Notice”). Failure to deliver a timely a Class B Stock Offer Election Notice shall be deemed a rejection of the First Class B Stock Offer. Any remaining unsold Stock shall then be offered at the Class B Stock 20 Day VWAP pro rata by Membership Interest to those of the Class A Members (as applicable), which timely tendered a Class B Stock Offer Election Notice in response to the First Class B Stock Offer (the “Subsequent Class B Stock Offer”), with each such Member having five (5) business days from their respective receipt of the Subsequent Class B Stock Offer to deliver a Class B Stock Offer Election Notice for all but not less than all of their pro rata share, by Membership Interest, of the Class B Member Sale Stock offered pursuant to the Subsequent Class B Stock Offer. Failure to deliver a timely Class B Stock Offer Election Notice shall be deemed a rejection of the Subsequent Class B Stock Offer. Any remaining unsold Class B Member Sale Stock shall again be offered in accordance with the preceding two sentences until it is either all sold, or all of the Class A Members (as applicable), reject such Subsequent Class B Stock Offer. Any remaining unsold Class B Member Sale Stock shall then be offered on the open market at the prevailing market price. Any Class B Member Sale Stock which cannot be sold within thirty (30) days of it being offered on the open market shall instead be retained by the Company.

(c)       All amounts due in connection with a Class B Member Sale from either a Class A Member, or a purchaser on the open market, shall be paid to the Company, at one or more closings, which shall occur within three (3) business days of the receipt of Class B Stock Offer Election Notice(s), or the execution of a sale of the Class B Member Sale Stock on the open market, as applicable. The Manager shall promptly distribute all amounts received from the sale of Class B Member Sale Stock, net of any reasonable expenses incurred by the Company in connection with the Class B Member Sale, to' the Class B Member.

(d)       Contemporaneous with the closing of a Class B Member Sale, all Stock purchased by a Member in connection with a Class B Member Sale shall be contributed to the Company for the benefit of such Member, and the amount of each Member's Adjusted Contributed Stock shall be recalculated after giving effect to such Class B Member Sale. By way of example, if the Class B Member sells 100 shares of Stock through a Class B Member Sale, and 75 shares of Stock are purchased by Member X, 20 shares of Stock are purchased by Member Y, and 5 shares of Stock are sold on the open market, contemporaneous with the closing, the Class B Member's Adjusted Contributed Stock shall decrease by 100 shares, Member X's Adjusted Contributed Stock shall increase by 75 shares, and Member Y's Adjusted Contributed Stock shall increase by 20 shares.

(e)       All items of income, gain, loss, deduction and credit associated with a Class B Member Sale shall be allocated to the Class B Member.

7.3       Member Requested Sale.

(a)       At any time after the Effective Date, one or more Members (a “Requesting Member”) may request that the Manager sell up to such Requesting Member's entire amount of Adjusted Contributed Stock (each a “Member Requested Sale”), provided, however, that such Member Requested Sale must be approved by a vote of Members holding a majority of the Membership Interest in the Company, and all aspects of any Member Requested Sale must be conducted fully in accordance with this Operating Agreement and applicable law, including but not limited to federal and state securities laws, and the policy of Flanigan's Enterprises, Inc. A Member Requested Sale shall be triggered by the Requesting Member delivering written notice to the Manager setting forth the number of shares to be sold by the Company (the “Member Requested Sale Trigger Notice”). The gross sales price of each share of the Stock which is the subject of the Member Requested Sale (the “Member Requested Sale Stock”) and sold to any other Member, shall be equal to the volume weighted average price for shares of common stock in Flanigan's Enterprises Inc., for the twenty (20) trading days immediately preceding the Manager's receipt of the Member Requested Sale Trigger Notice (the “Member Requested Stock 20 Day VWAP”). Notwithstanding anything contained herein, the right of the Requesting Member to cause to occur a Member Requested Sale shall terminate upon such Requesting Member's amount of Adjusted Contributed Stock being reduced to zero.

(b)       The Member Requested Sale Stock shall first be offered at the Member Requested Stock 20 Day VWAP pro rata by Membership Interest to the other Members in writing (the “First Member Requested Stock Offer”). Each of the Members receiving the First Member Requested Stock Offer shall have five (5) business days from their respective receipt of the First Member Requested Stock Offer to deliver written notice to the Manager of their election to purchase their pro rata share, by Membership Interest (but no less than their pro rata share, by Membership Interest) of the Member Requested Sale Stock offered pursuant to the First Member Requested Stock Offer (each a “Member Requested Stock Offer Election Notice”). Failure to deliver a timely a Member Requested Stock Offer Election Notice shall be deemed a rejection of the First Member Requested Stock Offer. Any remaining unsold Member Requested Sale Stock shall then be offered at the Member Requested Stock 20 Day VWAP pro rata by Membership Interest to those of the Members (as applicable), which timely tendered a Member Requested Stock Offer Election Notice in response to the First Member Requested Stock Offer (the “Subsequent Member Requested Stock Offer”), with each such Member having five (5) business days from their respective receipt of the Subsequent Member Requested Stock Offer to deliver a Member Requested Stock Offer Election Notice for all but not less than all of their pro rata share, by Membership Interest, of the Member Requested Sale Stock offered pursuant to the Subsequent Member Requested Stock Offer. Failure to deliver a timely Member Requested Stock Offer Election Notice shall be deemed a rejection of the Subsequent Member Requested Stock Offer. Any remaining unsold Member Requested Sale Stock shall again be offered in accordance with the preceding two sentences until it is either all sold, or all of the Members (as applicable), reject such Subsequent Member Requested Stock Offer. Any remaining unsold Member Requested Sale Stock shall then be offered on the open market at the prevailing market price. Any Member Requested Sale Stock which cannot be sold within thirty (30) days of it being offered on the open market shall instead be retained by the Company.

(c)       All amounts due in connection with a Member Requested Sale from either a Member, or a purchaser on the open market, shall be paid to the Company, at one or more closings, which shall occur within three (3) business days of the receipt of Member Requested Stock Offer Election Notice(s), or the execution of a sale of the Member Requested Sale Stock on the open market, as applicable. The Manager shall promptly distribute all amounts received from the sale of Member Requested Sale Stock, net of any reasonable expenses incurred by the Company in connection with the Member Requested Sale, to the Requesting Member.

(d)       Contemporaneous with the closing of a Member Requested Sale, all Stock purchased by a Member in connection with a Member Requested Sale shall be contributed to the Company for the benefit of such Member, and the amount of each Member's Adjusted Contributed Stock shall be recalculated after giving effect to such Member Requested Sale. By way of example, if the Requesting Member sells 100 shares of Stock through a Member Requested Sale, and 75 shares of Stock are purchased by Member X, 20 shares of Stock are purchased by Member Y, and 5 shares of Stock are sold on the open market, contemporaneous with the closing, the Requesting Member's Adjusted Contributed Stock shall decrease by 100 shares, Member X's Adjusted Contributed Stock shall increase by 75 shares, and Member Y's Adjusted Contributed Stock shall increase by 20 shares.

(e)       All items of income, gain, loss, deduction and credit associated with a Member Requested Sale shall be allocated to the Requesting Member.

ARTICLE VIII
TAXATION

8.1       Income Tax Reporting. The Members are aware of the income tax consequences of the allocations made by Article VII hereof and hereby agree to be bound by the provisions of Article VII hereof in reporting the Members' respective shares of Company income and loss for federal and state income tax purposes.

8.2       Tax Elections; Determinations Not Provided for in Agreement. The Manager shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Operating Agreement that are not expressly provided for in this Operating Agreement. Notwithstanding the foregoing, absent the unanimous consent of all Members to the contrary, the Company and all Members shall take any steps that may be necessary to elect partnership status for purposes of the Code and any applicable state or local tax law.

8.3       Tax Matters Partner. James G. Flanigan is hereby designated the “Tax Matters Partner” of the Company for purposes of the Code and upon his death or resignation, the Manager shall be the “Tax Matters Partner.”

ARTICLE IX

MEETINGS OF THE MEMBERS

9.1       There shall be no regularly scheduled meetings of the Members. However, the Manager may call one or more meetings if it so chooses on dates and at places to be fixed by the Manager. One or more Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by which all Persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

9.2       Prior notice shall be given of all meetings of the Members sufficiently in advance so that the notice will be received no later than five (5) business days prior to the meeting. Each such notice shall set forth so far as is reasonably practicable the purpose for which the meeting is called. Member(s) may waive notice of a meeting.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1        Events of Dissolution. The Company shall be dissolved upon the first to occur of (a) the Termination; or (b) the entry of a decree of judicial dissolution under the Act.

10.2        Liquidation. In the course of winding up and terminating the business and affairs of the Company, the assets of the Company (other than cash) shall in the discretion of the Manager be sold. The proceeds from the liquidation of the assets of the Company, the proceeds from the collection of the receivables of the Company, and the assets distributed in kind shall all be distributed in the following order of priority:

(a)       First, to the payment of creditors of the Company;

(b)       Second, to the establishment of any reserves that the Manager, in accordance with sound business judgment, deems reasonably necessary to provide for the payment when due of any contingent or unforeseen liabilities of the Company, whether known or unknown, matured or unmatured, which reserves may be paid over by the Manager to a trustee or escrow agent selected by it to be held by such trustee or escrow agent for purposes of distributing such reserves in the manner provided herein, upon the expiration of such period as the Manager may deem advisable; and

(c)       Third, to all Members, in accordance with Section 7.1, above.

ARTICLE XI

BOOKS AND RECORDS

11.1        Books and Records. The Manager shall keep, or cause to be kept, at the principal place of business of the Company, true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Company. The Company's taxable and fiscal years shall be December 31.

ARTICLE XII

LIMITATION OF LIABILITY. INDEMNIFICATION

12.1        Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be -solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members for any debts, liabilities or obligations of the Company. Except as otherwise expressly required by law, the Members, in their capacity as such, shall have no liability in excess of (a) the value of such Member's Adjusted Contributed Stock; (b) such Member's share of any assets and undistributed profits of the Company; and (c) the amount of any distributions required to be returned pursuant to Section 605.0406 of the Act.

12.2        Indemnification. The Company (including any receiver or trustee of the Company) shall, to the fullest extent provided or allowed by law, indemnify, save harmless and pay all judgments and claims against the Members, the Manager, and each of the Members' and Manager's respective agents, affiliates, heirs, legal representatives, successors and assigns (each, an “Indemnified Party”), from, against and in respect of any and all liability, loss, damage and expense incurred or sustained by the Indemnified Party in connection with the business of the Company or by reason of any act performed or omitted to be performed in connection with the activities of the Company or in dealing with third parties on behalf of the Company, including costs and attorneys' fees before and at trial and at all appellate levels, whether or not suit is instituted (which attorneys' fees may be paid as incurred), and any amounts expended in the settlement of any claims of liability, loss or damage, provided that the act or omission of the Indemnified Party does not constitute fraud or willful misconduct by such Indemnified Party. The Company shall not be obligated to pay for any insurance covering liability of any Indemnified Party for actions or omissions for which indemnification is not permitted hereunder; provided, however, that nothing contained herein shall preclude the Company from purchasing and paying for such types of insurance, including without limitation extended coverage liability and casualty and worker's compensation, as would be customary for any Person owning, managing and/or operating comparable property and engaged in a similar business or from naming any Indemnified Party as additional insured parties thereunder.

12.3        Non-Exclusive Right. The provisions of this Article XII shall be in addition to and not in limitation of any other rights of indemnification and reimbursement or limitations of liability to which an Indemnified Party may be entitled under the Act, common law, or otherwise. Notwithstanding any repeal of this Article XII or other amendment hereof, its provisions shall be binding upon the Company (subject only to the exceptions above set forth) as to any claim, loss, expense, liability, action or damage due to or arising out of matters which occur during or relate to the period prior to any such repeal or amendment of this Article XII.

ARTICLE XIII
AMENDMENT

13.1        Amendment. This Operating Agreement may not be altered or modified except by the written consent of all of the Members and the Manager.

ARTICLE XIV

MISCELLANEOUS

14.1        Binding Effect. This Operating Agreement shall be binding upon and inure to the benefit of the undersigned, their legal representatives, heirs, successors and assigns.

14.2        Applicable Laws. This Operating Agreement and the rights and duties of the Members hereunder shall be governed by, and interpreted and construed in accordance with, the laws of the State of Florida.

14.3        Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of all of the Members and the Manager.

14.4        Headings. The article and section, headings in this Operating Agreement are inserted as a matter of convenience and are for reference only and shall not be construed to define, limit, extend or describe the scope of this Operating Agreement or the intent of any provision.

14.5        Number and Gender. Whenever required by the context hereof, the singular shall include the plural, and vice versa and the masculine gender shall include the feminine and neuter genders, and vice versa.

14.6        Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the party making the same and shall be delivered personally or by telecopy transmission or by an international overnight courier service or by registered or certified mail (return receipt requested, with postage and other fees prepaid) as follows:

If to James G. Flanigan: 8330 N.W 159th Terrace Miami Lakes, Florida 33024 Tel: 954-240-8714	If to Patrick J. Flanigan: 722 N.W. Sunset Drive Stuart, Florida 34994 Tel: 954-568-8010
If to Michael B. Flanigan: 601 Overlook Drive Stuart, Florida 34994 Tel: 954-253-0289	If to Margaret F. Fraser: 6242 Caminito del Oeste San Diego, CA 92111 Tel: 619-990-5533
If to The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001: 601 Overlook Drive Stuart, Florida 34994 Attn: Michael B. Flanigan Tel: 954-253-0289	If to The Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001: 722 N.W. Sunset Drive Stuart, Florida 34994 Attn: Patrick J. Flanigan Tel: 954-568-8010
If to The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004: 601 Overlook Drive Stuart, Florida 34994 Attn: Michael B. Flanigan Tel: 954-253-0289	If to The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001 8330 N.E. 159th Terrace Miami Lakes, Florida 33024 Attn: James G. Flanigan Tel: 954-240-8714

or to such other representative or at such other address of a Member as such Member may furnish to the other Member in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first business day following delivery to an international overnight courier service, or (d) on the fifth business day following it being mailed by registered or certified mail.

14.7        Entire Agreement. This Operating Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way.

14.8        Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each of the Members hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

14.9        Counterparts. This Operating Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Operating Agreement or the terms hereof to produce or account for more than one of such counterparts. If any signature is delivered by facsimile transmission, or via pdf, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

14.10        Dispute Resolution. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Miami, Florida.

14.11        Professional Services. The law firm of Rennert Vogel Mandler & Rodriguez, P.A. (“RVMR”) and Gutter Chaves Josepher Rubin Forman Fleisher Miller P.A. (“GC”) have participated in the preparation of this Operating Agreement as counsel for Flanigan's Enterprises, Inc., and the Company. Neither RVMR nor GC is representing and is not counsel to any of the Members, the Initial Manager, the Appointed Board of Managers, the First Generation Children, or the Lineal Descendants (collectively, the “Non-Clients”), and has not offered or provided, and will not offer or provide, the Non-Clients, and/or any of their respective affiliates, legal or other advice in connection with the preparation, negotiation, execution or delivery of this Operating Agreement or with respect to any matter directly or indirectly related hereto. Each of RVMR and GC has recommended to the Non-Clients that they engage independent legal counsel in connection with this Operating Agreement and the matters related hereto. The Non-Clients, on behalf of themselves, and their respective affiliates, confirm and agree that neither RVMR nor GC is representing (and has not been engaged to represent) the Non-Clients, and/or any of their respective affiliates, in connection with this Operating Agreement and matters related hereto and that RVMR and GC is an intended third party beneficiary of this Section 14.11.

[Signatures appear on the following page]

IN WITNESS WHEREOF, this Operating Agreement has been made and executed by the undersigned effective as of the date first written above.

MANAGER:

/s/ James G. Flanigan

James G. Flanigan

CLASS A MEMBERS:
/s/ James G. Flanigan James G. Flanigan	The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001 By: /s/ James G. Flanigan James G. Flanigan, Trustee
/s/ Margaret F. Fraser Margaret F. Fraser	The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004 By: /s/ Michael B. Flanigan Michael B. Flanigan, Trustee
/s/ Michael B. Flanigan Michael B. Flanigan	The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001 By: /s/ Michael B. Flanigan Michael B. Flanigan, Trustee
The Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001 By: _/s/ Patrick J. Flanigan Patrick J. Flanigan, Trustee

CLASS B MEMBER:

/s/ Patrick J. Flanigan

Patrick J. Flanigan

SCHEDULE A

MEMBERS

Member Name and Address	Initially Contributed Shares of Common Stock in Flanigan’s Enterprises, Inc.	Class of Membership Interests	Initial Membership Interests
James G. Flanigan 8330 N.W 159th Terrace Miami Lakes, FL 33024		Class A
Margaret F. Fraser 6242 Camanito del Oeste San Diego, CA 92111		Class A
Michael B. Flanigan 601 Overlook Drive Stuart, FL 34994		Class A
Patrick J. Flanigan, Trustee of the The Flanigan Grandchildren Irrevocable Trust #3 dated 6/26/2001 722 N.W. Sunset Drive Stuart, FL 34994		Class A
Michael B. Flanigan, Trustee of the The Flanigan Grandchildren Irrevocable Trust #4 dated 6/26/2001 601 Overlook Drive Stuart, FL 34994		Class A
James G. Flanigan, Trustee of the The Flanigan Grandchildren Irrevocable Trust #5 dated 6/26/2001 8330 N.W 159th Terrace Miami Lakes, FL 33024		Class A
Michael B. Flanigan, Trustee of the The Flanigan Step-Grandchildren Irrevocable Trust dated 2/19/2004 601 Overlook Drive Stuart, FL 34994		Class A
Patrick J. Flanigan 722 N.W. Sunset Drive Stuart, FL 34994		Class B
Total